URS CORPORATION CONFIDENTIAL INFORMATION
EXHIBIT 99.1

Contacts:

URS Corporation	Citigate Sard Verbinnen

Kent P. Ainsworth	Hugh Burns/Jamie Tully/Kara Findlay
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700
URS CORPORATION REPORTS THIRD QUARTER
RESULTS FOR FISCAL 2005
Revenues Increased 12%; Net Income Up 21%
From the Comparable Period in 2004
     SAN FRANCISCO, CA — November 8, 2005 — URS Corporation (NYSE: URS) today reported its financial results for the third quarter of fiscal 2005, which ended on September 30, 2005. Revenues for the third quarter were $963 million, an increase of 12% compared with revenues of $862 million during the comparable period in 2004.1 Net income for the quarter was $28.8 million, a 21% increase from net income of $23.8 million in the year-ago period.
     Diluted earnings per share (“EPS”) for the third quarter were $0.58, compared to diluted EPS of $0.55 for the comparable period in 2004. Weighted-average shares outstanding for the third quarter of 2005 for purposes of calculating diluted EPS were 50.1 million, compared to 43.6 million weighted-average shares outstanding for the comparable period of 2004. The increase in weighted-average shares outstanding is the result of the Company’s common stock offering in the second quarter of fiscal 2005 and additional shares issued pursuant to the Company’s employee stock option and purchase plans.
     During the quarter, the Company paid down $36 million of debt. URS’ debt to total capitalization was 22% on September 30, 2005, down from 34% on December 31, 2004.
     For the nine months ended September 30, 2005, revenues increased by 11%, to $2.8 billion, from $2.6 billion for the comparable nine months of 2004. Net income for the nine months ended

[1]	As previously announced, the Company changed to a calendar fiscal year, effective January 1, 2005. URS now reports its financial results on a 52/53-week fiscal year ending on the Friday closest to December 31, with interim quarters ending on the Fridays on or closest to, March 31, June 30 and September 30.

September 30, 2005 was $56.5 million, including a pre-tax charge of $33.1 million, or $0.42 per share, net of tax, related to $127.2 million of note redemptions, the retirement of $10.0 million of its 12 1/4% notes and the restructuring of the Company’s senior credit facility and the retirement of $1.8 million of its 6 1/2% debentures, all of which took place during the second and third quarters of fiscal 2005. Net income for the comparable period in 2004 was $44.5 million, including a pre-tax charge of $27.4 million, or $0.41 per share net of tax, related to note redemptions of $260 million. (The note redemptions of $260 million and the $16.4 million after tax charge taken in the comparable period of calendar 2004 were reported as part of the Company’s third quarter and fiscal year end results under its prior fiscal calendar.)
     As of September 30, 2005, the Company’s backlog was $3.7 billion, compared to $3.6 billion as of December 31, 2004.
     Commenting on the Company’s financial results, Martin M. Koffel, Chairman and Chief Executive Officer, stated: “Our results reflect revenue growth across all four of our market sectors – federal, state and local government, private and international – with particularly noteworthy performance in our state and local government business, which is reflecting the recovery in the state budgets. In addition, our focus on cash management enabled us to make further progress with our debt reduction program, which has significantly reduced our interest expense and enhanced profitability.”
     Mr. Koffel added: “Fundamental conditions remain positive across each of our market sectors, positioning us well for the balance of the year and into 2006. Federal spending trends for defense and homeland security continue to be strong, and tax revenues at the state and local levels have shown marked improvement. The recovery in state and local tax revenues, combined with the recently passed federal highway bill, has cleared the way for additional infrastructure spending and is already resulting in new opportunities for URS. In addition, our private sector and international businesses are continuing to benefit from our diversified business portfolio and strong relationships with key private and public sector clients around the world.”
Business Segments
     In addition to providing consolidated financial results, the Company provides separate financial information for its two segments: the URS Division and the EG&G Division. The URS Division includes the Company’s work in the state and local government market, the private sector and the international business. In addition, the URS Division includes a portion of the Company’s federal business, consisting primarily of facilities and environmental services. The EG&G Division primarily serves the federal government market, providing a range of operations and maintenance and technical support services.
     URS Division. For the third quarter of fiscal 2005, the URS Division reported revenues of $625.0 million and operating income of $46.3 million, compared to revenues of $563.5 million and operating income of $44.3 million for the corresponding period in 2004.
     For the nine months ended September 30, 2005, the URS Division reported revenues of $1.86 billion and operating income of $136.8 million, compared to revenues of $1.71 billion and operating income of $129.4 million for the same period last year.
     EG&G Division. For the third quarter of fiscal 2005, the EG&G Division reported revenues of $339.8 million and operating income of $16.7 million, compared to revenues of $298.6 million and operating income of $15.7 million for the corresponding period in 2004.
     For the nine months ended September 30, 2005, the EG&G Division reported revenues of $996.2 million and operating income of $47.4 million, compared to revenues of $847.8 million and operating income of $41.4 million for the same period last year.
Outlook for the Remainder of Fiscal 2005
     Based on revenue growth for the nine months of 2005 and the continued positive outlook for the Company’s markets, URS is reaffirming its financial guidance for fiscal 2005. The Company continues to expect that consolidated revenues will be between $3.7 billion and $3.8 billion for the year.
     The Company continues to expect that net income for the year will be approximately $102 million, excluding the charge of $20 million, net of tax, related to note redemptions during the year, or $82 million including the charge. The Company continues to expect that earnings per share for 2005 will be approximately $2.10 to $2.12, excluding the charge of $0.39 per share, net of tax, related to the note redemptions, the resulting interest savings and the effect of the public stock offering we completed in the second quarter of fiscal 2005.
     The Company is raising its guidance regarding repayment of debt for 2005. It now expects to repay approximately $100 million of debt during fiscal 2005, excluding the debt redemption of $127 million funded by our stock offering completed during the second quarter. Previously, the Company had expected to repay approximately $80 million of debt in fiscal 2005.

Web cast Information
     URS will host a dial-in conference call on Wednesday, November 9, 2005 at 11:00 a.m. (ET), to discuss its third quarter fiscal 2005 results. A live web cast of this call will be available on the Investor Relations portion of the URS website at www.urscorp.com.
     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with approximately 28,000 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).
TABLES TO FOLLOW
# # #
Statements contained in this earning release that are not historical facts may constitute forward-looking statements, including statements relating to the Company’s future revenue, future earnings, future debt repayment and future business prospects. The Company believes that its expectations are reasonable and are based on reasonable assumptions. However, such forward-looking statements by their nature involve risks and uncertainties that could cause actual results to differ materially from the results predicted. The potential risks and uncertainties include, but are not limited to: an economic downturn; changes in the Company’s book of business; the Company’s compliance with government contract procurement regulations; the Company’s dependence on government appropriations and procurements; the Company’s ability to make accurate estimates; the Company’s ability to bid on contracts and execute contracts and guarantees; the Company’s leveraged position; the Company’s ability to service its debt; liability for pending and future litigation; the impact of changes in laws and regulations; the Company’s ability to maintain adequate insurance coverage; a decline in defense spending; industry competition; the Company’s ability to attract and retain key individuals; risks associated with SFAS 123(R); risks associated with international operations; project management and accounting software risks; terrorist and natural disaster risks; the Company’s relationship with its labor unions; and other factors discussed more fully in the Company’s Form 10-Q for the third quarter of fiscal 2005, as well as in other reports subsequently filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements.

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In thousands, except per share data)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents, including $27,213 and $59,175 of short-term money market funds, respectively	$86,823	$108,007
Accounts receivable, including retainage of $41,064 and $43,844 respectively	592,666	579,953
Costs and accrued earnings in excess of billings on contracts in process	470,561	400,418
Less receivable allowances	(43,608)	(38,719)

Net accounts receivable	1,019,619	941,652
Deferred income taxes	21,945	20,614
Prepaid expenses and other assets	47,969	26,061

Total current assets	1,176,356	1,096,334
Property and equipment at cost, net	144,797	142,907
Goodwill	1,006,253	1,004,680
Purchased intangible assets, net	5,831	7,749
Other assets	50,547	52,010

	$2,383,784	$2,303,680

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$7,280	$70,871
Notes payable and current portion of long-term debt	26,464	48,338
Accounts payable and subcontractors payable, including retainage of $13,409 and $13,302, respectively	207,945	144,435
Accrued salaries and wages	175,974	171,004
Accrued expenses and other	62,595	59,914
Billings in excess of costs and accrued earnings on contracts in process	109,470	84,393

Total current liabilities	589,728	578,955
Long-term debt	335,069	508,584
Deferred income taxes	44,852	36,305
Other long-term liabilities	105,033	97,715

Total liabilities	1,074,682	1,221,559

Commitments and contingencies
Stockholders’ equity:
Common shares, par value $.01; authorized 100,000 shares; 49,546 and 43,838 shares issued, respectively; and 49,494 and 43,786 shares outstanding, respectively	495	438
Treasury stock, 52 shares at cost	(287)	(287)
Additional paid-in capital	909,506	734,843
Accumulated other comprehensive income	2,138	6,418
Retained earnings	397,250	340,709

Total stockholders’ equity	1,309,102	1,082,121

	$2,383,784	$2,303,680

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME — UNAUDITED
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenues	$962,940	$861,681	$2,846,556	$2,554,307
Direct operating expenses	627,199	548,589	1,836,655	1,617,948

Gross profit	335,741	313,092	1,009,901	936,359

Indirect, general and administrative expenses	282,771	263,112	889,949	818,627

Operating income	52,970	49,980	119,952	117,732
Interest expense, net	4,513	10,326	24,771	43,597

Income before income taxes	48,457	39,654	95,181	74,135
Income tax expense	19,620	15,860	38,640	29,650

Net income	28,837	23,794	56,541	44,485
Other comprehensive income (loss):
Minimum pension liability adjustment	—	—	(270)	—
Foreign currency translation adjustments	(229)	600	(4,010)	1,596

Comprehensive income	$28,608	$24,394	$52,261	$46,081

Net income per common share:
Basic	$.59	$.55	$1.23	$1.12

Diluted	$.58	$.55	$1.20	$1.11

Weighted-average shares outstanding:
Basic	48,934	43,388	45,836	39,661

Diluted	50,116	43,604	46,946	40,044

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$28,837	$23,794	$56,541	$44,485

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,356	10,044	29,225	31,003
Amortization of financing fees	442	1,475	3,315	4,943
Gain on disposal of property and equipment	(9)	—	(319)	—
Costs incurred for extinguishment of debt	18	1,562	33,125	27,393
Provision for doubtful accounts	2,808	(891)	7,865	9,658
Deferred income taxes	4,080	710	7,216	(3,458)
Stock compensation	1,016	1,699	4,508	3,020
Tax benefit of stock compensation	4,667	(81)	9,269	3,832
Changes in assets and liabilities:
Accounts receivable and costs and accrued earnings in excess of billings on contracts in process	(31,713)	(53,164)	(85,829)	(37,137)
Prepaid expenses and other assets	(7,902)	5,209	(25,532)	(5,886)
Accounts payable, accrued salaries and wages and accrued expenses	20,393	35,380	70,779	26,073
Billings in excess of costs and accrued earnings on contracts in process	10,317	10,736	25,077	(7,074)
Other long-term liabilities	3,394	(2,379)	7,317	(80)
Other liabilities, net	245	(460)	(8,603)	591

Total adjustments and changes	17,112	9,840	77,413	52,878

Net cash from operating activities	45,949	33,634	133,954	97,363

Cash flows from investing activities:
Payment of business acquisition	(1,353)	—	(1,353)	—
Proceeds from disposal of property and equipment	282	—	2,182	—
Capital expenditures, less equipment purchased through capital leases	(7,802)	(2,949)	(16,897)	(14,695)

Net cash from investing activities	(8,873)	(2,949)	(16,068)	(14,695)

Cash flows from financing activities:
Long-term debt principal payments	(32,393)	(20,976)	(535,919)	(288,633)
Long-term debt borrowings	105	32	351,376	26,496
Net borrowings (payments) under the line of credit	(3,039)	3,417	(16,750)	19,961
Net change in book overdraft	6,251	(4,579)	(63,591)	(13,438)
Capital lease obligations payments	(4,313)	(3,823)	(11,184)	(10,866)
Short-term note borrowings	1,839	—	3,714	1,540
Short-term note payments	(270)	(1,447)	(3,610)	(1,557)
Proceeds from common stock offering, net of related expenses	(3)	—	130,257	204,287
Proceeds from sale of common stock from employee stock purchase plan and exercise of stock options	5,061	6,708	30,687	23,970
Tender and call premiums paid for debt extinguishment	(2)	(1,225)	(19,421)	(19,075)
Payments of financing fees	(213)	(87)	(4,629)	(1,280)

Net cash from financing activities	(26,977)	(21,980)	(139,070)	(58,595)

Net increase (decrease) in cash and cash equivalents	10,099	8,705	(21,184)	24,073
Cash and cash equivalents at beginning of period	76,724	50,112	108,007	34,744

Cash and cash equivalents at end of period	$86,823	$58,817	$86,823	$58,817

URS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Supplemental information:
Interest paid	$4,732	$13,406	$25,611	$48,336

Taxes paid	$6,925	$7,540	$28,285	$32,582

Equipment acquired through capital lease obligations	$2,328	$1,871	$14,891	$10,754

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE BEFORE LOSSES
FROM DEBT TRANSACTIONS
Our earnings release discusses net income and earnings per share (“EPS”) for the three and nine months ended September 30, 2005 and September 30, 2004, excluding the effect of the charges for the redemptions and refinancing of debt. Excluding the effects of these charges from net income and EPS is not in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the effect of the debt refinancing charges on net income and EPS amounts for the three and nine months ended September 30, 2005 and September 30, 2004. The debt refinancing charges were not part of our normal, recurring business operations and therefore, we believe these non-GAAP measures help investors gain a more complete understanding of our business since they provide for a more comprehensive comparison with our historical results. Net income and EPS excluding the effects of these debt charges should not be used as a substitute for net income and EPS prepared in conformity with GAAP, or as a GAAP measure of profitability.
     Net income and EPS, excluding the effects of debt redemptions and refinancing charges for the three and nine months ended September 30, 2005 and September 30, 2004, are calculated as follows:

	Three Months Ended September 30, 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$48,475	$19,630	$28,845	50,116	$0.58
Effect of a charge related to note redemption and refinancing of the Old Credit Facility	(18)	(10)	(8)	50,116	(0.00)

Amounts reported under GAAP	$48,457	$19,620	$28,837	50,116	$0.58

	Nine Months Ended September 30, 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$128,306	$52,090	$76,216	46,946	$1.62
Effect of a charge related to note redemptions and refinancing of the Old Credit Facility	(33,125)	(13,450)	(19,675)	46,946	(0.42)

Amounts reported under GAAP	$95,181	$38,640	$56,541	46,946	$1.20

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND EARNINGS PER SHARE BEFORE LOSSES
FROM DEBT TRANSACTIONS

	Three Months Ended September 30, 2004
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$41,216	$16,480	$24,736	43,604	$0.57
Effect of a charge related to note redemptions	(1,562)	(620)	(942)	43,604	(0.02)

Amounts reported under GAAP	$39,654	$15,860	$23,794	43,604	$0.55

	Nine Months Ended September 30, 2004
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Amounts excluding the effect below	$101,528	$40,610	$60,918	40,044	$1.52
Effect of a charge related to note redemptions	(27,393)	(10,960)	(16,433)	40,044	(0.41)

Amounts reported under GAAP	$74,135	$29,650	$44,485	40,044	$1.11

URS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME AND EARNINGS PER SHARE
BEFORE ACCOUNTING FOR CERTAIN TRANSACTIONS
     Our earnings release discusses projected net income and earnings per share (“EPS”) for fiscal year 2005, excluding the effect of the charges for the redemptions and refinancing of debt. The table below presents our EPS excluding the effects of (1) the additional four million shares resulting from the Company’s stock offering; (2) the $33 million charge related to the charges for the Company’s note redemptions and refinancing of debt; and (3) the $10 million in interest savings the Company expects to realize during fiscal year 2005 as a result of the note redemptions and the refinancing of debt. Excluding the effects of these charges from net income and EPS is not in accordance with generally accepted accounting principles (“GAAP”). We are providing these non-GAAP measures to demonstrate the projected effects of our common stock offering and the related changes in our capital structure for our total fiscal year 2005. The debt refinancing charges were not part of our normal, recurring business operations and therefore we believe these non-GAAP measures help investors gain a more complete understanding of our business since they provide for a more comprehensive comparison with our historical results. Net income and EPS excluding the effects of these items should not be used as a substitute for net income and EPS prepared in conformity with GAAP, or as a GAAP measure of profitability.
     Projected net income and EPS excluding the effects of the items mentioned above for fiscal year are calculated as follows:

	Fiscal Year 2005
	Income			Weighted-
	before	Income		Average
	Income	Tax		Shares	Earnings
	Taxes	Expense	Net Income	Outstanding	per Share
		(In thousands, except per share data)
Projected amounts excluding the effects below	$161,900	$66,400	$95,500	45,500	$2.10
Effect of public stock offering	—	—	—	50,400	(0.08)
Effect of a charge related to note redemptions and refinancing of the Old Credit Facility	(33,100)	(13,600)	(19,500)	45,500	(0.43)
Effect of interest savings due to note redemptions and refinancing of the Old Credit Facility	10,200	4,200	6,000	50,400	0.12

Amounts projected under GAAP	$139,000	$57,000	$82,000	48,000	$1.71